Clear Channel Outdoor Holdings Certain Financial Information based on new Segment Reporting: 2019 Quarterly and Annual Results September 11, 2023

Supplemental Disclosures Reportable Segments Effective December 31, 2022, the Company has four reportable segments, which it believes best reflect how the Company is currently managed: America, which consists of the Company’s U.S. operations excluding airports; Airports, which includes revenue from U.S. and Caribbean airports; Europe-North, which consists of operations in the U.K., the Nordics and several other countries throughout northern and central Europe; and Europe-South, which consists of operations in France and Spain, and prior to their sales on March 31, 2023 and May 31, 2023, respectively, Switzerland and Italy. The Company’s remaining operations in Latin America and Singapore are disclosed as “Other.” This presentation provides certain segment financial information reflecting quarterly and annual financial results for the year ended December 31, 2019 for America and Airports based on the Company’s new segment reporting, which was adopted during the fourth quarter of 2022 as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023. Segment Adjusted EBITDA Segment Adjusted EBITDA is the profitability metric reported to the Company's chief operating decision maker for purposes of making decisions about allocation of resources to, and assessing performance of, each reportable segment. Segment Adjusted EBITDA is a GAAP financial measure that is calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs and other special costs. This presentation should be read in conjunction with the Company’s most recent Annual Report on Form 10-K, Form 10-Qs and Form 8-Ks, which are available on the Investor Relations page of the Company’s website at investor.clearchannel.com.

Revenue for each segment in effect as of the fourth quarter of 2022 (In thousands) Three Months Ended Year Ended March 31, June 30, September 30, December 31, December 31, 2019 2019 2019 2019 2019 Revenue: America $ 224,430 $ 279,280 $ 279,844 $ 286,416 $ 1,069,970 Airports 48,292 47,862 48,406 58,488 203,048 Certain financial information for 2019 for America and Airports segments (in effect as of the fourth quarter of 2022) Segment Adjusted EBITDA1: America $ 82,874 $ 128,523 $ 128,071 $ 133,393 $ 472,861 Airports 8,255 8,224 8,420 12,375 37,274 1 Segment Adjusted EBITDA is a GAAP financial measure that is calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs and other special costs. Capital Expenditures: America $ 8,333 $ 10,923 $ 16,702 $ 30,192 $ 66,150 Airports 3,075 5,007 2,444 6,031 16,557